                    Exhibit 10.3
CONSULTING AGREEMENT
THIS CONSULTING AGREEMENT (together with Exhibit A (the “EU Data Privacy Exhibit”), the “Agreement”), is made by and between Bicara Therapeutics Inc., a Delaware corporation with a principal business address at 116 Huntington Ave., Suite 703, Boston, MA 02116 (“Bicara” or the “Company”), and Ivan Hyep, with an address at (“Consultant”), effective as of the “Date of Termination” of the “Separation Agreement” to which this Consulting Agreement is attached (the “Consulting Effective Date”), provided that the Separation Agreement has become fully effective. If the Separation Agreement does not become fully effective, this Agreement shall be void. Capitalized but undefined terms in this Agreement are defined in the Separation Agreement. Bicara desires to have the benefit of Consultant’s knowledge and experience, and Consultant desires to provide services to Bicara, all as provided in this Agreement.
1.Services. Bicara retains Consultant, and Consultant agrees to provide consulting and transitional services to Bicara as the Chief Executive Officer of Bicara may from time-to-time reasonably request (the “Consulting Services”). Consultant acknowledges and agrees that Bicara is entering into this Agreement to retain Consultant to perform the Consulting Services personally, and therefore, Consultant shall not delegate the performance of the Consulting Services to other individuals without the prior written consent of Company. Bicara acknowledges that Consultant’s services are non-exclusive and that Consultant may be engaged in other professional activities, provided that during the Term (defined below), Consultant agrees not to engage in any other activities that will create a conflict of interest with Bicara.
2.Compensation. As sole consideration for Consultant’s performance of the Consulting Services under this Agreement, during the Term, Consultant shall continue to vest in Consultant’s outstanding Equity Awards in accordance with the Equity Documents (as defined in the Separation Agreement). For the avoidance of doubt, the Consulting Services under this Agreement will be a continued service relationship with Bicara for purposes of the Equity Documents, and Consultant’s transition from employee to Consultant shall not be deemed a termination of service for purposes of the vesting of the Equity Awards. The Equity Awards shall continue to be governed by the terms and conditions of the applicable Equity Documents. Notwithstanding anything to the contrary in the Equity Documents, any portion of any Equity Award that is not vested as of the end of the Term shall lapse the last day of the Term and will be forfeited and of no further effect. All stock options that are vested and exercisable as of the last day of the Term may be exercised within the applicable post-termination exercise period as set forth in the Equity Documents
3.Performance. Consultant agrees to provide the Consulting Services to Bicara, or to its designee, in accordance with all applicable laws and regulations and the highest professional standards. Consultant represents and warrants that Consultant has not been, and is not under consideration to be (a) debarred from providing services pursuant to Section 306 of the United States Federal Food Drug and Cosmetic Act, 21 U.S.C. § 335a; (b) excluded, debarred or suspended from, or otherwise ineligible to participate in, any federal or state health care program or federal procurement or non-procurement programs (as that term is defined in 42 U.S.C. § 1320a-7b(f)); (c) disqualified by any government or regulatory agencies from performing specific services, and is not subject to a pending disqualification proceeding; or (d) convicted of a criminal offense related to the provision of health care items or services, or under investigation or subject to any such action that is pending. Consultant agrees to notify Bicara within five (5) business days if any of the foregoing representations become inaccurate during the Term. Bicara represents and warrants that it will not request or direct Consultant to perform any Consulting Services that would require Consultant to violate applicable law or Consultant’s professional or ethical obligations.
4.Compliance with Obligations to Third Parties. Consultant represents and warrants to Bicara that the terms of this Agreement and Consultant’s performance of Consulting Services do not and will not conflict with any of Consultant’s obligations to any third parties. Consultant agrees not to use any trade secrets or other confidential information of any other person, firm, corporation, institution or other third party in connection with any of the Consulting Services. If Consultant is an employee of another company or institution, Consultant represents and warrants that Consultant is permitted to enter into this Agreement pursuant to such company’s or institution’s policies concerning professional consulting and additional workload. Consultant agrees not to make any use of any funds, space, personnel, facilities, equipment or other resources of a third party in performing the Consulting Services, nor take any other action that would result in a third party asserting ownership of, or other rights in, any Work Product (defined in Section 5), unless agreed upon in writing in advance by Bicara.
5.Work Product. Consultant will promptly and fully disclose in confidence to Bicara all inventions, discoveries, improvements, ideas, concepts, designs, processes, formulations, products, computer programs, works of authorship, databases, mask works, trade secrets, know-how, information, data, documentation, reports, research, creations and other products (collectively “Developments”) arising from or made in the performance of (solely or jointly with others) the Consulting Services (whether or not patentable or subject to copyright or trade secret protection) (collectively, the “Work Product”). Consultant hereby assigns and transfers to Bicara all rights in the United States and throughout the world to Work Product, provided that nothing in this Agreement shall require Consultant to assign any Development that, in the sole discretion of the Company, reasonably exercised, is developed entirely on Consultant’s own time and does not relate in any way to the Consulting Services and does not result from the use of premises or equipment owned or leased by the Company or Bicara’s Confidential Information (defined below). Consultant will keep and maintain adequate and current written records of all Work Product, and such records will be available to and remain the sole property of Bicara at all times. For purposes of the copyright laws of the United States, Work Product will constitute “works made for hire,” except to the extent such Work Product cannot by law be “works made for hire”. Consultant represents and warrants that Consultant has and will have the right to transfer and assign to Bicara ownership of all Work Product. Consultant will execute all documents, and take any and all actions needed, all without further consideration, in order to confirm Bicara’s rights as outlined above. In the event that Consultant should fail or refuse to execute such documents within a reasonable time, Consultant appoints Bicara as attorney to execute and deliver any such documents on Consultant’s behalf. Bicara shall provide Consultant with written notice and a fifteen (15) business day cure period before exercising any remedy under this Agreement with respect to such failure.
6.Confidentiality; Data Security.
6.1Definition. “Confidential Information” means (a) any non-public scientific, technical, business or financial information or trade secrets in whatever form

(written, oral or visual) that is furnished or made available to Consultant by or on behalf of Bicara; (b) all information contained in or comprised of Bicara Materials (defined in Section 7); and (c) all Work Product. Confidential Information is, and will remain, the sole property of Bicara.
6.2Obligations. Subject to Section 6.4 (“Protected Activities”) below, during and after the Term, Consultant agrees to (a) hold in confidence all Confidential Information, and not disclose Confidential Information without the prior written consent of Bicara; (b) use Confidential Information solely in connection with the Consulting Services and not disclose any Confidential Information to anyone outside of the Company, or use or permit to be used any Confidential Information for any purpose other than the performance of the Consulting Services; (c) treat Confidential Information with no less than a reasonable degree of care, and in no event less than the same degree of care Consultant uses to protect Consultant’s own confidential information of a similar nature, and cooperate with the Company to prevent the unauthorized disclosure of all Confidential Information; (d) reproduce Confidential Information solely to the extent necessary to provide the Consulting Services, with all such reproductions being considered Confidential Information; and (e) notify Bicara of any unauthorized disclosure of Confidential Information promptly upon becoming aware of such disclosure. If Consultant is required by a governmental authority or by order of a court of competent jurisdiction to disclose any Confidential Information, Consultant will give Bicara prompt written notice thereof and Consultant will take all reasonable and lawful actions to avoid or minimize the degree of such disclosure. Consultant will cooperate reasonably with Bicara in any efforts to seek a protective order.
6.3Exceptions. Consultant’s obligations of non-disclosure and non-use under this Agreement will not apply to any portion of Confidential Information that Consultant can demonstrate, by competent proof:
(a)is generally known to the public at the time of disclosure or becomes generally known through no wrongful act on the part of Consultant;
(b)is in Consultant’s possession prior to Consultant’s service relationship with the Company, whether as an employee, consultant or otherwise, other than as a result of Consultant’s breach of any legal obligation;
(c)becomes known to Consultant on a non-confidential basis through disclosure by sources other than Bicara having the legal right to disclose such Confidential Information; or
(d)is independently developed by Consultant without reference to or reliance upon Confidential Information and is not Work Product.
6.4Protected Activities.
(a)Protected Disclosures. Consultant acknowledges and agrees that nothing contained in this Agreement, any other agreement with Bicara, or any Bicara policy limits Consultant’s ability, with or without notice to Bicara, to: (i) file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”), including without limitation, the Equal Employment Opportunity

Commission, the National Labor Relations Board or the Securities and Exchange Commission (the “SEC”); (ii) communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including by providing non-privileged documents or information; (iii) exercise any rights under Section 7 of the National Labor Relations Act, which are available to non-supervisory employees, including assisting co-workers with or discussing any employment issue as part of engaging in concerted activities for the purpose of mutual aid or protection; (iv) share compensation information concerning the Consultant or others (provided that this does not permit Consultant to disclose compensation information concerning others that the Consultant obtained because Consultant’s responsibilities require or allow access to such information); (v) discuss or disclose information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Consultant has reason to believe is unlawful; or (vi) testify truthfully in a legal proceeding. Any such communications and disclosures must be consistent with applicable law and the information disclosed must not have been obtained through a communication that was subject to the attorney-client privilege (unless disclosure of that information would otherwise be permitted consistent with such privilege or applicable law). Consultant further understands that the Company will not limit any right Consultant may have to receive an award pursuant to the whistleblower provisions of any applicable law or regulation for providing information to the SEC or any other Government Agency.
(b)Defend Trade Secrets Act. Bicara provides notice to Consultant that pursuant to the United States Defend Trade Secrets Act of 2016: An individual will not be held criminally or civilly liable under any United States federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order.
6.5Personal Identifiable Information.
(a)In General. Notwithstanding anything to the contrary in this Section 6 and subject to Section 6.4 (“Protected Activities”), to the extent that Consultant may, during or as a result of rendering Consulting Services, have access to any information that could be used to identify an individual (“Personal Identifiable Information”), (i) Consultant will not disclose to any third party nor use such Personal Identifiable Information other than to provide the Consulting Services and as long as such disclosure and use is in compliance with applicable law; and (ii) such restrictions on the disclosure and use of Personal Identifiable Information will remain in place for as long as such restrictions are required under applicable law.
(b)EU Data Protection. Without limiting the generality of Section 6.5(a), to the extent Consultant may, during or as a result of rendering Consulting Services, have access to European Union-originating Personal Data, as that term is defined in the General Data Protection Regulation (EU) 2016/679 (the “GDPR”), the terms set forth in the EU Data Privacy Exhibit will apply in addition to the other terms and conditions of this Agreement.
6.6MNPI. Consultant acknowledges that certain Confidential Information disclosed to Consultant, or of which Consultant otherwise becomes aware, may be or be deemed to be “material non-public information” (“MNPI”) within the meaning of the federal or state securities laws. Consultant (on behalf of itself and any of its affiliates) agrees to abide by all securities and related laws, rules and regulations in connection with providing the Consulting Services including, without limitation, those laws, rules and regulations relating to the receipt, handling and use of MNPI. Consultant (on behalf of itself and its affiliates) agrees that it will not buy or sell common stock or other securities (including, but not limited to, derivatives and options) of the Company on the basis of MNPI regarding the Company or otherwise.
6.7Restriction on AI Usage. Without limiting the generality of this Section 6, Consultant shall not use any artificial intelligence, machine learning, or similar program or tool to (a) perform the Consulting Services or (b) process any personal information of Bicara personnel or Bicara Confidential Information.
6.8Continuing Obligations. Consultant acknowledges and agrees that the terms of the Invention Assignment, Non-Disclosure, and Business Protection Agreement between Consultant and Bicara dated March 31, 2021 (the “Restrictive Covenants Agreement”), are incorporated herein by reference and shall be interpreted in accordance with Section 6.4 (“Protected Activities”) of this Agreement. For purposes of the nondisclosure obligations and the invention assignment and return of property provisions in the Restrictive Covenants Agreement, the term “employment” and any like terms shall include the Term. Consultant further agrees that during the Term, Consultant shall not be engaged or employed in any other business, trade, profession or activity which places Consultant in a conflict of interest with the Company, but otherwise Consultant may be engaged or employed in any other business, trade, profession or activity during the Term, provided that Consultant promptly informs the Company of Consultant’s new employment and/or activity to ensure no such conflict exists.
7.Bicara Materials. All documents, data, records, materials, compounds, apparatus, equipment and other physical property furnished or made available by or on behalf of Bicara to Consultant in connection with this Agreement (“Bicara Materials”) are and will remain the sole property of Bicara. Consultant will use Bicara Materials only as necessary to perform the Consulting Services and will not transfer or make available to any third party the Bicara Materials without the express prior written consent of Bicara. Consultant will return to Bicara any and all Bicara Materials upon request.
8.Publication; Publicity. Consultant may not publish or refer to Work Product, in whole or in part, without the prior express written consent of Bicara. Consultant will not use the name, logo, trade name, service mark, or trademark, or any simulation, abbreviation, or adaptation of same, or the name of Bicara or any of its affiliates for publicity, promotion, or other uses without Bicara’s prior written consent.
9.Expiration/Termination. The term of this Agreement will commence on the Consulting Effective Date and continue until February 15, 2027, unless sooner terminated pursuant to the provisions of this Section 9 or extended by mutual written agreement of the parties (the “Term”). Bicara may, in addition to any other rights it may have at law or in equity, terminate this Agreement and Consultant’s Consulting Services hereunder immediately and without prior notice if Consultant refuses to or is unable to perform the Consulting Services or is in breach of any material provision of this Agreement. Consultant may terminate this Agreement at any time with or without cause upon not less than thirty (30) days’ prior written notice to Bicara, provided that Bicara may, in its sole discretion, waive all or part of the thirty (30) day-notice period, in which case the end of the Term shall be accelerated and Bicara will not owe Consultant any additional compensation for any period after the last day of the Term. Any expiration or termination of this Agreement shall be without prejudice to any obligation of either party that has accrued prior to the effective date of expiration or termination. Upon expiration or termination of this Agreement, neither Consultant nor Bicara will have any further obligations under this Agreement, except that (a) Consultant will terminate all Consulting Services in progress in an orderly manner as soon as practicable and in accordance with a schedule agreed to by Bicara, unless Bicara specifies in the notice of termination that Consulting Services in progress should be completed or cease immediately; (b) Consultant will deliver to Bicara all Work Product made through expiration or termination; (c) Bicara will pay Consultant any monies due and owing Consultant, up to the time of termination or expiration, for Consulting Services properly performed, which for purposes of this Agreement shall consist solely of the continued vesting described in Section 2, and all authorized expenses actually incurred; (d) Consultant will immediately return to Bicara all Bicara Materials and other Confidential Information and copies thereof provided to Consultant under this Agreement; and (e) the terms, conditions and obligations under Sections 3 (last sentence), 4, 5, 6, 7, 8, 9, and 12 and the EU Data Privacy Exhibit will survive expiration or termination of this Agreement.
10.Relief. Consultant acknowledges and agrees that the restrictions contained in Sections 6-8 of this Agreement, including the restrictions contained in the Restrictive Covenants Agreement, are reasonable and necessary to protect the business and interests of the Company, including its trade secrets, confidential information and goodwill, do not create any undue hardship for Consultant, and that any violation of the restrictions in this Agreement would cause the Company substantial irreparable injury. Accordingly, Consultant agrees that a remedy at law for any breach or threatened breach of the covenants or other obligations in Sections 6-8 of this Agreement (including those in the Restrictive Covenants Agreement) would be inadequate and, that the Company, in addition to any other remedies available, shall be entitled to obtain preliminary and permanent injunctive relief to secure specific performance of such covenants and to prevent a breach or contemplated or threatened breach of Sections 6-8 of this Agreement (including those in the Restrictive Covenants Agreement) without the necessity of proving actual damage and without the necessity of posting bond or security, which

Consultant expressly waives. Moreover, Consultant will provide the Company a full accounting of all proceeds and profits received by Consultant as a result of or in connection with a breach of Sections 6-8 of this Agreement (including those in the Restrictive Covenants Agreement). The Company may not withhold or retain any amounts otherwise payable to Consultant unless and until: (i) the Company has provided Consultant with written notice specifically identifying the alleged breach; and (ii) Consultant has failed to cure such breach, to the extent curable, within fifteen (15) business days after receipt of such notice. Consultant further agrees that if a court issues a temporary restraining order, preliminary injunction, permanent injunction, or issues any other similar order enjoining Consultant from breaching any of the provisions of Sections 6-8 of this Agreement (including the Restrictive Covenants Agreement), or if there is any judicial or arbitral determination that Consultant breached any of the provisions of Sections 6-8 of this Agreement (including the Restrictive Covenants Agreement), Consultant shall be obligated to promptly reimburse the Company for all reasonable attorneys’ fees and costs it incurred in connection with obtaining such equitable relief and/or order. Consultant agrees that each obligation specified in this Agreement is a separate and independent covenant that shall survive any termination of this Agreement and that the unenforceability of any of them shall not preclude the enforcement of any other covenants in this Agreement.
For purposes of this Agreement, “Trade Secrets” includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic, or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, computer programs, computer software, applications, operating systems, software design, web design, work-in-process, technologies, databases, compilations, device configurations, embedded data, metadata, manuals, records, articles, systems, material, sources of material, supplier information, vendor information, financial information, results, accounting information, accounting records, legal information, marketing information, advertising information, pricing information, credit information, design information, payroll information, staffing information, personnel information, employee lists, supplier lists, vendor lists, developments, reports, internal controls, security procedures, graphics, drawings, sketches, market studies, sales information, revenue, costs, formulae, notes, communications, algorithms, product plans, designs, styles, models, ideas, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, customer lists, client information, client lists, manufacturing information, factory lists, distributor lists, and buyer lists of Bicara or its businesses or any existing or prospective customer, supplier, investor, or other associated third party, or of any other person or entity that has entrusted information to Consultant in confidence. Consultant understands that the above list is not exhaustive, and that Trade Secrets also includes other information that is marked or otherwise identified or treated as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used. Trade Secrets shall not include information that is generally available to and known by the public at the time of disclosure to Consultant, provided that the disclosure is through no direct or indirect fault of Consultant’s or person(s) acting on Consultant’s behalf.
11.Indemnification by Consultant. Consultant shall indemnify, defend, and hold harmless Bicara from and against any third-party claims, actions, damages, liabilities, losses, costs, and expenses (including reasonable attorneys’ fees) arising out of or relating to: (i) Consultant’s material breach of this Agreement; (ii) Consultant’s gross negligence or willful misconduct in connection with the Consulting Services; or (iii) any claim that the Consulting Services provided by Consultant infringe the intellectual property rights of a third party.
12.Miscellaneous.
12.1Independent Contractor. The parties understand and agree that Consultant is an independent contractor and not an agent, co-venturer, or employee of Bicara. Consultant has no authority to obligate Bicara by contract or otherwise. Consultant will not be eligible for any employee benefits of Bicara and expressly waives any rights to any employee benefits. Except as otherwise required by law, Consultant will bear sole responsibility for paying and reporting Consultant’s own applicable federal and state income taxes, social security taxes, unemployment insurance, workers’ compensation, and health or disability insurance, retirement benefits, and other welfare or pension benefits, if any, and indemnifies and holds Bicara harmless from and against any liability with respect to such taxes, benefits and other matters.
Consultant agrees that Bicara shall not provide Consultant with any training or tools, and will not dictate Consultant’s time of performance, except the parties may agree to mutually agreeable work hours.
12.2Non-exclusivity. Except as provided by, and subject to the restrictions in Section 10, Consultant’s services to Bicara are non-exclusive and Consultant is otherwise free to provide services to others.
12.3Use of Name. Consultant consents to the use by Bicara of Consultant’s name on its website, in press releases, company brochures, offering documents, presentations, reports or other documents in printed or electronic form, and any documents filed with or submitted to any governmental or regulatory agency or any securities exchange or listing entity; provided, that such materials or presentations accurately describe the nature of Consultant’s relationship with or contribution to Bicara.
12.4Entire Agreement. This Agreement, including the Restrictive Covenants Agreement which is incorporated by reference, contains the entire agreement of the parties with regard to its subject matter, and supersedes all prior or contemporaneous written or oral representations, agreements and understandings between the parties relating to that subject matter, provided that the Separation Agreement and the Equity Documents remains in full force and effect. This Agreement may be changed only by a writing signed by Consultant and an authorized representative of Bicara.

12.5Certain Disclosures and Transparency. Consultant acknowledges that Bicara and its affiliates are required to abide by federal and state disclosure laws and certain transparency policies governing their activities including providing reports to the government and to the public concerning financial or other relationships with healthcare providers. Consultant agrees that Bicara and its affiliates may, in their sole discretion, disclose information about this Agreement and about Consultant’s Consulting Services including those relating to healthcare providers and any compensation paid to healthcare providers pursuant to this Agreement. Consultant agrees to promptly supply information reasonably requested by Bicara for disclosure purposes. To the extent that Consultant is independently obligated to disclose specific information concerning the Consulting Services relating to healthcare providers and compensation paid to healthcare providers pursuant to this Agreement, Consultant will make timely and accurate required disclosures.
12.6Assignment and Binding Effect. The Consulting Services to be provided by Consultant are personal in nature. Consultant may not assign or transfer this Agreement or assign, transfer or subcontract any of Consultant’s rights or obligations under this Agreement. Bicara may transfer or assign this Agreement, in whole or in part, without the prior written consent of Consultant. Any purported assignment or transfer in violation of this Section is void. This Agreement will be binding upon and inure to the benefit of the parties and their respective legal representatives, heirs, successors and permitted assigns.
12.7Notices. All notices required or permitted under this Agreement must be in writing and must be given by directing the notice to the address for the receiving party set forth in this Agreement or at such other address as the receiving party may specify in writing under this procedure:
12.8          If to Bicara:
Bicara Therapeutics Inc.
Address: 116 Huntington Ave., Suite 703, Boston, MA 02116
Email:

If to Consultant:

Ivan Hyep
Address:
Email:

Notices to Bicara will be marked “Attention: CEO”. All notices must be given (a)               by personal delivery, with receipt acknowledged; (b) by prepaid certified or registered mail, return receipt requested; (c) by prepaid recognized next business day delivery service; or (d) by email, read receipt acknowledged. Notices will be effective upon receipt or at a later date stated in the notice.
12.9
12.8Governing Law. This Agreement and any disputes relating to or arising out of this Agreement will be governed by, construed, and interpreted in accordance with the internal laws of the Commonwealth of Massachusetts, without regard to any choice of law principle that would require the application of the law of another jurisdiction.
12.9Severability; Reformation. Each provision in this Agreement is independent and severable from the others, and no provision will be rendered unenforceable because any other provision is found by a proper authority to be invalid or unenforceable in whole or in part. If any provision of this Agreement is found by such an authority to be invalid or unenforceable in whole or in part, such provision shall be changed and interpreted so as to best accomplish the objectives of such unenforceable or invalid provision and the intent of the parties, within the limits of applicable law.
12.10No Strict Construction; Headings. This Agreement has been prepared jointly and will not be strictly construed against either party. The Section headings are included solely for convenience of reference and will not control or affect the meaning or interpretation of any of the provisions of this Agreement.
12.11Waivers. Any delay in enforcing a party’s rights under this Agreement, or any waiver as to a particular default or other matter, will not constitute a waiver of such party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written waiver relating to a particular matter for a particular period of time signed by Consultant and an authorized representative of the waiving party, as applicable.
12.12Remedies. Consultant agrees that (a) Bicara may be irreparably injured by a breach of this Agreement by Consultant; (b) money damages would not be an adequate remedy for any such breach; (c) as a remedy for any such breach Bicara will be entitled to seek equitable relief, including injunctive relief and specific performance, without being required by Consultant to post a bond; and (d) such remedy will not be the exclusive remedy for any breach of this Agreement.
12.13Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. A facsimile or portable document format (“.pdf”) copy of this Agreement, including the signature pages, will be deemed an original.
[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date last below written.
BICARA THERAPEUTICS INC.    CONSULTANT
By: /s/ Claire Mazumdar         /s/ Ivan Hyep
Name: Claire Mazumdar
        Date: 8/10/2026
Title: Chief Executive Officer
Date : 8/10/2026